Exhibit 10.65

POST RESIDENTIAL RENTAL AGREEMENT

This Agreement made this 15 day of April, 2005 is between Post Apartment Homes, L.P., (hereinafter called “management” or Post”) and Accentia Inc.; James A. McNulty - (hereinafter called “resident” or “you” or “your”). Post rents to you, and you rent from Post, apartment no. 1026 (hereinafter called “apartment”) at Post Hyde Park, located at 502 S. Fremont Avenue, Tampa, Florida (hereinafter called the ‘premises’) under the following conditions:

1.	TERM: The initial term of this agreement shall begin at 12 noon, on April 15, 2005, and end at 12 noon on April 30, 2006.

2.	POSSESSION: If there is a delay in delivery of possession, rent shall be abated on a daily basis until possession is granted. If possession is not granted within seven (7) days after the beginning day of initial term, then you may terminate this agreement and have full refund of any deposit. Post shall not be liable for damages for delay in possession.

3.	RENT: Rent is payable each month in advance in the sum of One thousand, Three hundred Fifty Nine and 00/100 Dollars $1,359.00) on the first day of each month during the initial or extended term of this agreement at the office of management or such other place as Post may designate. All rent shall be paid by personal check, cashier’s check, certified funds or money order. Post shall have the right to refuse any tender of payment in cash. As a convenience to you, payments may be made or tendered by personal check issued and drawn on your personal account. Post has the right to refuse any other payment method. Any additional sums or charges due from you for storage or garage or because of a breach or violation of this rental agreement shall be due as additional rent. Such additional sums or charges shall also include, but are not limited to, damages exceeding normal wear and tear to the apartment or to the apartment community property, when such damages are caused by you or your family, occupants, guests or invitees. Only after total rent is tendered will rent payment be accepted.

4.	LATE PAYMENTS AND RETURNED CHECKS:

☐	Initials

Time is of the essence of this agreement. After the first day of the month rent shall be late, and a late charge in the amount of the full monthly rent shall be due as additional rent. If Post elects to accept late rent you shall tender all late rents, dispossessory warrant costs, and administrative filing fees to Post only by cashier’s check, certified check or money order. In the event your rent check or any other check written by you is dishonored by the bank, you shall pay Post 5% of the full check amount as a handling charge in addition to the amount of the check, any late charges, and any other amounts owed. Returned checks (NSF’s) shall be redeemed by cashier’s check, certified check or money order. After any rent check is dishonored you shall pay all future rents and charges only by cashier’s check, certified check or money order.

5.	SECURITY DEPOSIT (PREMISES): You agree to deposit $250.00 before taking possession of the apartment as security for your fulfillment of the conditions of this agreement, to be returned to you within fifteen (15) days after the apartment is vacated if:

(a)	Lease term has expired or this agreement has been terminated by both parties; AND

(b)	You satisfy a 60 day written notice to vacate; AND

(c)	All monies due Post have been paid: AND

(d)	Apartment is not damaged and is left in its original condition, normal wear and tear excepted.

Otherwise, deposit may be applied by landlord to satisfy all or part of your obligations and such act shall not prevent Post from claiming damages in excess of the deposit. You agree not to apply the deposit to any rent payment, and also agrees to pay $15.00 for re-keying locks if all keys are not returned. Your security deposit will be deposited into a separate non-interest bearing account at Bank of America, Account No. 1407709560, in compliance with Florida Statutes §83.49. You acknowledge that you have been given a property signed list of any existing damages to the apartment, have been given the right to inspect the same and have approved said list of existing damages except as previously specified in writing to landlord. In the event Post intends to make a claim against the security deposit, such claim shall be made in compliance with Florida Statues §83.49(3), a copy of which you acknowledge receiving from landlord.

6.	RENEWAL TERM: Either party may terminate this agreement at the end of the initial term by giving the other 60 days’ written notice prior to the end the term. Without 60 days prior written notice, then this agreement will be extended for 60 days from the end of the initial term with all terms remaining the same. The agreement will continue to be extended for 60 day increments until terminated, as of the last day of a calendar month, by either party providing 60 days’ written notice. You agree that at the end of the initial term of this rental agreement, or at any time thereafter, Post shall have the right to increase the rent due under paragraph 3 by giving you 75 days’ written notice, and such increase shall not terminate this rental agreement.

7.	EARLY TERMINATION:

☐	Initials

Provided you are not in default of this agreement at the time of giving written notice and strictly comply with all the provisions of this paragraph, you may terminate this agreement before expiration of the initial term by:

(a)	Giving Post 30 days’ written notice. Termination will not be effective until 30 days after receipt by Post of such written notice; PLUS

(b)	Paying all monies due through date of termination; PLUS

(c)	Paying an early termination fee equal to two month’s rent, plus the amount of your security deposit.

Your election for early termination shall not relieve you of your responsibilities and obligations regarding any damage to apartment.

8.	NO ASSIGNMENT OR SUBLETTING: You may not sublet apartment or assign this rental agreement without prior written consent of Post.

9.	DISCLOSURE: Post Apartment Management, a division of Post Apartment Homes, L.P., whose address is Suite 800, One Riverside, 4401 Northside Parkway, Atlanta, Georgia, 30327, is authorized to act on behalf of management with respect to this agreement, to manage the apartment and the premises and is management’s duly designated agent for service of process with respect to any matter arising under this agreement.

10.	UTILITIES:

☐	Initials

You must pay charges for all utilities provided to the apartment, including but not limited to electricity, natural gas, water and sewer, cable TV and telephone. Where applicable, your utility bills may include a one-time deposit, flat fees, common usage charges and any increases as billed by the utility provider. You must put all utilities in your name immediately upon signing this agreement, and pay all utility bills promptly. You must not allow your utilities to be disconnected, terminated or interrupted for any reason, including for a failure to pay your bills. Breach of this provision shall constitute a default by you. If Post incurs any utility charges or late fees associated with your utility bills, they will be charged to you as additional rent. Post has the right to designate who your utility providers will be.

11.	FIRE: If apartment is made uninhabitable by fire not the fault or negligence of you, this agreement shall be terminated.

12.	HOLD OVER: You shall remove all of your property and deliver possession of apartment in a clean condition and good order and repair to Post upon termination, non-renewal or expiration of this agreement In the event you fail to vacate the premises after termination, non-renewal or expiration, then you shall pay Post an amount equal to two times the then existing rental rate, prorated by the day for each day held over and beyond the termination, non-renewal or expiration of this rental agreement in addition to any other damages. After termination, non-renewal or expiration of this agreement, you shall be deemed to be a tenant at sufferance. Post shall also have the right to store or dispose of any of your property remaining on the premises after termination of this agreement

13.

RIGHT OF ACCESS: Post shall have the right of access to apartment without notice, for inspection and maintenance during reasonable hours. In case of emergency, Post may enter at any time to protect life and prevent damage to the property. You automatically authorize Post to show the apartment to prospective renters after you have given notice of termination.

14.	USE: Apartment shall be used for residential purposes only and shall be occupied Only by the person(s) named in your application to lease. Substitution or addition of any occupants will be allowable only with prior written consent of Post. Apartment shall be used so as to comply with all state, county and municipal laws and ordinances. You shall not use apartment or permit it to be used for any disorderly or unlawful purpose or in any manner so as to interfere with other residents’ quiet enjoyment of their apartments.

15.	RISK OF LOSS:

☐	Initials

You agree to maintain comprehensive insurance covering loss or damage to person or property, including, but not limited to, insurance on personal property or property of other persons from protection of loss due to or caused by theft, vandalism, damage to vehicles, installation and removal of aerial or satellite dishes, bursting or breaking pipes, by or from fire, windstorm, hail, flooding, leakage, steam, snow or ice, by or from running water, backing up of drainage pipes, seepage or the overflow of water or sewage on the property of which your apartment is apart. You agree to look only to your insurance for any loss or damage to your property or person. Such insurance shall be maintained by you for your benefit as well as for the benefit of Post. Post shall not be liable for damage, theft, vandalism, breakage of glass, or other loss of any kind to your personal property or the personal property of your family members or guests, except where such damage is due to Post’s gross negligence or intentional misconduct, it is understood and agreed that Post shall not be responsible for or liable to you or to those claiming by, through or under you for any loss or damage to either person or property that may be occasioned by or through the acts or omissions of persons occupying adjacent, connecting or adjoining premises, or by or through the acts or omissions of third parties.

16.	PETS: No animals, birds or pets of any kind shall be permitted in apartment without prior written consent of Post. You must date and initial paragraph 38 prior to keeping a pet.

17.	INDEMNIFICATION: You release Post from liability for and agree to indemnify Post against all losses incurred by Post as a result of-

(a)	your failure to fulfill any condition of this agreement;

(b)	any damage or injury happening in or about apartment or premises to your invitees or licensees or such person’s property unconnected with Post’s negligence;

(c)	your failure to comply with any requirements imposed by any governmental authority; and

(d)	any judgment, lien or other encumbrance filed against apartment as a result of your actions.

18.	FAILURE OF MANAGEMENT TO ACT: Failure of Post to insist upon strict compliance with the terms of this agreement shall not constitute a waiver of any violation.

19.	REMEDIES CUMULATIVE: All remedies under this agreement or by law or in equity shall be cumulative. In a legal proceeding as to any breach of this agreement the prevailing party shall be entitled to attorney’s fees in the amount of fifteen percent of principal and interest owing and all expenses of litigation, including, but not limited to court costs and administrative filing fees.

20.	NOTICES: Any notice required by this agreement, except as otherwise set forth in paragraph 6, shall be in writing and shall be deemed to be given if delivered personally or mailed by registered or certified mail (a) if to you, to the apartment or your last known address; (b) if to Post, to the address for premises listed in the opening paragraph of this agreement.

21.	REPAIRS: You accept apartment in “as is” condition as suited for the use intended. You understand and agree that the apartment, equipment and fixtures will be under the control of you, and agree to keep said apartment, together with the fixtures and equipment therein, in a clean, sightly and sanitary condition. Post will make necessary repairs to apartment with reasonable promptness after receipt of written notice from you. If any damage, beyond normal wear and tear, is caused by you or your family, guests or invitees, you agree to pay Post the cost of repair as additional rent, with the next rent payment. You may not remodel or structurally change apartment, nor remove any fixture or equipment therefrom without prior written consent of Post.

22.	ABANDONMENT: By signing this Rental Agreement, you agree that upon surrender or abandonment, as defined by Florida statutes, Post shall not be liable or responsible for storage or disposition of your personal property. Upon abandonment of the apartment and/or garage and/or storage bin, Post reserves the right to enter the apartment and/or garage and/or storage bin and relet the apartment and/or garage and/or storage bin. In all cases however, you acknowledge that you shall be liable for all charges related to the abandonment including, but not limited to, any charges related to re-keying of locks, cleaning of apartment and/or garage and/or storage bin, preparation of apartment and/or garage and/or storage bin for reletting and for rent of the apartment and/or garage and/or storage bin until the earlier of (a) reletting, if any, by Post or (b) the expiration of the original lease term.

23.	LENDER’S RIGHTS: Your rights under this agreement shall at all times be subject to and subordinate to any deed to secure debt, mortgage, or any other security instrument which is now or shall hereafter be placed on premises of which apartment is a part. if requested, you shall execute promptly any certificate that Post may request specifically to implement the subordination of your lease.

24.	DEFAULT BY YOU: if you fail to pay any rent or other charges as and when due hereunder, or if you abandon the apartment or fail to perform any of your obligations hereunder, or if any facts contained in your rental application are untrue or misleading, then, upon the happening of any said events, you shall be in default hereunder and Post may at its option terminate this agreement by written notice to you. You shall surrender possession of the apartment and any storage or garage area to Post upon the effective date of such termination notice and you shall be liable to Post for, and shall indemnify Post against, all rent loss and other expenses (for re-letting, cleaning or otherwise making the apartment suitable for re-letting) suffered or incurred by Post as a result of your default and the termination of the agreement. Post’s application of the security deposit (if any) shall not relieve you of liability for any other rent, charges, damages or other costs until the term of this agreement expires or the apartment is re-rented, whichever comes first. Once you have vacated the apartment, you will be sent a statement of deposit that may indicate a balance due to Post. Any such balance outstanding 30 days after mailing of the statement shall bear interest at the rate of 16 percent per annum, Interest on the debt evidenced by this agreement shall not exceed the maximum amount of non-usurious interest that may be contracted for, taken, reserved, charged, or received under law and any interest in excess of that maximum amount shall be credited on the principal of the debt or, if that has been paid, refunded. Notwithstanding the filing of a dispossessory proceeding and the issuance and execution of a writ of possession on account of any default by you, you shall remain liable to Post for all rent and other charges accrued through the date on which possession is obtained by Post and shall continue to be liable for any rent accruing thereafter until the earlier of (a) the expiration of the term of this agreement: or (b) the re-rental of the apartment.

25.	MANAGEMENT’S PERMISSION OR CONSENT: If any provision of this agreement requires the permission or consent of management as a condition to any act by you, such permission or consent must be in writing and may be granted or withheld in the sole discretion of Post, may contain such conditions as Post deems appropriate, shall be effective only so long as you comply with such conditions and may be modified, revoked, or withdrawn by Post at any time at Post’s sole discretion, upon notice to you.

26.	PACKAGE RELEASE: By signing this agreement you authorize Post to accept any packages which are delivered by mail, or otherwise. You understand that Post will not accept any package shipped COD or having postage due. If Post does accept a package for you, you agree that Post will have no responsibility to examine the condition, or determine the contents, or take any precautions in the handling and storage of the package. Post accepts packages solely as a favor to you, without consideration, and you release Post from any claim you might otherwise have for loss or damage suffered as a result of Post’s accepting, refusing to accept, holding, storing, handling or disposing of any such package, even if such loss or damage is due to the negligence or other act of omission of Post Additionally, you agree to indemnify Post for any such claims made by a third patty. You, and not Post, absolutely assume all risks of damage, theft, destruction, or loss for any reason of any package received by Post. The term “package” includes any parcel, goods or other items of value.

27.	RULES AND REGULATIONS:

(a)	Signs: You shall not display any signs, exterior lights or markings at the premises. No awnings or other projections shall be attached to the outside of the building of which the apartment is a part.

(b)	Entrances, Hallways, Breezeways, Walks and Lawns: Entrances, hallways, breezeways, walks, lawns and other public areas shall not be obstructed or used for any purpose other than ingress and egress.

(c)	Antennas/Satellite Dishes: Radio or television aerials or white satellite dishes, no larger than 1 meter in diameter, are permissible within the apartment if you initial, date, and comply with paragraph 34. Such permission does not extend to outside windows, doors and walls, nor can you damage the apartment in the installation or removal. You must keep your aerials and satellite dishes in good working order and appearance.

(d)	Parking: You agree to abide by all parking regulations established by Post. No motorcycles, campers, recreational vehicles, boats, trailers, mobile homes, buses, commercial vehicles or mechanized equipment may be allowed on the premises without Post’s prior written approval. If Post has designated spaces for you to park or areas for boats, trailers, campers or other vehicles, you agree to park only in those spaces so designated. Non-operable, abandoned or unauthorized vehicles or equipment are not permitted on the premises. Any such non-operable, abandoned or unauthorized vehicle or equipment may be removed by Post at the expense of you or other person owning same, for storage or public or private sale, at Post’s option, and you or the person owning same shall have no right of recourse against Post therefore. The definition of non-operable abandoned or unauthorized vehicles or equipment shall be liberally construed in favor of management. In addition, but not limited to, their generally accepted definitions, “unauthorized” and “non-operable” shall also mean vehicles which:

1.	Are noxious, offensive, unsightly, unpleasant or unkempt such as could reasonably affect the appearance or rental marketability of the premises of such as could reasonably cause embarrassment, discomfort, annoyance, or nuisance to landlord, owners or other residents;

2.	Are causing damage to the apartment complex or the parking lot, including but not limited to, oil or gas leaks, seepage or spills, and motorcycle kickstands which sink into the pavement;

3.	Are not previously approved and registered with Post as required;

4.	Are not properly parked between parallel lines or other lines marking spaces for parking;

5.	Are blocking access to any prohibited areas, designated “no parking” areas, fire lanes, fire hydrants, ingress and egress travel lanes, entrances,

exits, trash dumpsters or compactors, carwash bays, or maintenance or service areas;

6.	Are left on blocks or jack stands;

7.	Appear to be in a state of disrepair;

8.	Appear to be incapable of self-propelled movement;

9.	Do not have a proper license tag, current license decal validation sticker, current state emissions inspection sticker or minimum applicable motor vehicle insurance.

10.	Are not owned by you. An “abandoned motor vehicle” shall include, but is not limited to, any vehicle, motor vehicle or trailer which has been left unattended on the premises for a period of not less than thirty days without anyone having claimed ownership of it.

(e)	Combustible Materials and Heaters: No goods or materials of any kind or description which are combustible or would increase fire risk shall be kept or stored in the apartment, nor shall such items be taken to or placed in storage or garage areas. You may not use gas, kerosene or electric heaters or any other heater other than your apartment’s built-in heating system. Post shall not be responsible for any loss or damage due to the storage or keeping of such materials.

(f)	Balcony or Patio: Balcony or patio shall be kept neat and clean at all times. No items shall be stored, hung or draped on railings or other portions of balcony or patio. Use of grills and other cooking devices are not permitted on balconies.

(g)	Recreation and Service Areas: You agree to abide by rules and regulations established for use of recreational and service facilities provided by Post.

(h)	Resident Liable for Actions of your Family. Occupants, Guests or Invitees: You shall be responsible and liable for the conduct of your family, occupants, guests or invitees. Acts or failure to act of your family, occupants or invitees in violation of this agreement, any addenda, or management’s rules and regulations may be deemed by management to be a breach by you. You acknowledge and agree to communicate and explain all addenda, rules and regulations, and the terms of this rental agreement to your family, occupants, guests and invitees.

(i)	Drapes and Shades: All drapes and shades installed by you must be uniform exterior appearance.

(j)	Water Beds: You shall not have or keep any water beds in the apartment without prior written permission of Post.

(k)	Conduct: You agree to handle your communications and conduct with management, including, but not limited to, its agents and employees, or independent contractors and vendors hired by Post, and with all other residents, occupants, guests or invitees in a lawful, courteous and reasonable manner. You shall not engage in any abusive behavior either verbal or physical, or any form of intimidation or aggression directed at management, its agents, employees, vendors, or any other residents, occupants, guests, invitees, or any other person on the premises. If requested by Post, you agree to conduct all further business in writing. Any acts of abusive behavior whether verbal or physical by you or your family, guests or invitees, shall be grounds for termination of this rental agreement and will entitle Post to exercise all of its rights and remedies for default. You agree not to damage your apartment or any other portion of the premises, including but not limited to, the physical facilities, buildings, trees or landscape. You shall be liable for all acts or failure to act of your family, occupants, guests or invitees which result in damages to the apartment or the premises. You shall remain liable to Post for any damages which exceed normal wear and tear and agree to pay Post promptly upon notice of such damages, notwithstanding whether the repairs have actually been made. Further, your acts or failure to act which results in damages to the apartment or premises shall constitute grounds for termination of this rental agreement. Any amounts due from you because of damage exceeding normal wear and tear shall constitute additional rent.

(l)	Move-In: You agree and acknowledge that you have been given a properly signed list of any existing damages to the apartment, have been given the right to inspect the apartment and have approved this list except as specified in writing to Post.

(m)	Keys: Post may checkout keys to the apartment with your prior written permission specifically identifying the individual or company you intend to receive a key. It is your responsibility to return the checked out keys to Post the same day or to cover the cost of changing the locks to the apartment. Resident acknowledges that Post does not provide lock out service after hours.

(n)	Mechanical Closets: Resident will not use any mechanical closet for storage of any type.

28.	ADDITIONAL RULES AND REGULATIONS. You agree and understand that additional rules and regulations may be established by Post during the initial or a renewal term. Such additional rules and regulations shall be effective five (5) days after being personally delivered to you or mailed by certified or registered mail.

29.	GENDER: In all references herein to “resident” or “you or “your’, the use of the singular number is intended to include the appropriate number as the text of this agreement may require, and all gender references to male or female are intended to be gender neutral.

30.	NO ESTATE IN LAND: This agreement creates only the relationship of landlord and tenant between Post and you; you have a usufruct only and not an estate for years; and no estate shall pass out of Post.

31.	ENTIRE AGREEMENT AND SEVERABILITY: This agreement, and any addenda, including without limitation, rules and regulations, constitute the entire agreement between the parties and no oral statements shall be binding. If any provision of this agreement is invalid such provision shall be considered deleted from this agreement, and shall not invalidate the remaining provisions. You further agree that the terms and conditions of this agreement shall also apply to and govern the lease of any garage and/or storage bin except as to the term, rental amount, and notice provisions.

32.	JOINT AND SEVERAL LIABILITY: Each person who signs this agreement understands and agrees that their liability hereunder is both joint and several with every other person who signs this agreement.

33.	SUCCESSORS AND ASSIGNS: Subject to paragraph 23, all provisions contained in this agreement shall be binding upon, inure to the benefit of, and be enforceable by the successors and assigns of Post.

34.	ANTENNAS / SATELLITE DISHES: You understand that prior to installing a satellite dish, an additional $100.00 refundable security deposit is required as well as comprehensive liability insurance in the amount of not less than $100,000 to cover any and all personal or property damages caused by the installation or usage of a satellite dish and you must present evidence of the insurance prior to installation naming Post Apartment Homes, L.P., as an additional insured.

35.	RADON GAS NOTIFICATION: In accordance with the requirements of Florida Statute §404.056(8), the following notice is hereby given: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your County Public Health Unit.

36.	APARTMENT SECURITY ACKNOWLEDGMENT:

☐	Initials

Post does not provide or guarantee security for personal safety or property of you, your family, guests, or visitors. Post is not obligated to warn you of crime, to provide security, or to reduce the risk of crime on the premises. You agree that Post is not responsible for the actions of or any damages caused by other residents, guests, intruders, or trespassers. You agree that you will inspect your apartment residence continuously after occupancy to make sure that the Post-provided smoke detector, fire extinguisher, and door and window locks are adequate and in good working order. You promise to give immediate written notice to Post if you determine that any of these items, or any other item affecting safety or security of your residence, need repair or replacement. Provision of any items or services that could relate to community safety does not in any way obligate Post to provide for the safety or security of you, your family, your guests, or your property. While courtesy officers may reside within the community or temporary guard patrols may take place, these individuals do not have any responsibility for your personal safety or security, and courtesy officers may move out or guard services may terminate at any time without notice to you. You agree to look solely to public police authorities for security and protection. In the event of loss or injury due to criminal activity on the premises, you agree to look solely to your insurance against such losses and agree to hold Post harmless from any claims for damage due to criminal acts. If your residence has an individual security system in it, Post did not install, design, or manufacture the security system, and Post does not activate, operate, maintain, or monitor the security system. You agree that Post shall have no liability whatsoever with respect to the installation, design, manufacture, use, operation, maintenance, monitoring, effectiveness, or functionality of the security system. It is your decision whether to activate the system, and any such activation must be arranged through an independent security company under an agreement with it. You agree that it is your responsibility to learn from the security company how to properly operate the security system, and you understand that the security company is solely responsible for all aspects of the security system. Whatever amounts the security company charges you for the use of the security system are payable directly to that company and you, not Post, are responsible for the payment of such charges. Post is not responsible for the acts or omissions of the security company and does not guarantee or warrant the services of the security company in any respect. You agree to hold Post harmless from any and all claims for losses of any type arising from any aspect of the security system, and you agree to look to your own insurance for any loss due to personal injury, death, or property damage.

37.	FIRE SAFETY TIPS:

☐	Initials, the resident agrees to make this information available to any occupants, guests, invitees or visitors.

1.	NEVER smoke in bed.

2.	Locate the exits in your building.

3.	Locate all fire extinguishers.

4.	In case of fire:

A.	Call 911

B.	Do not panic

C.	Notify the property’s leasing office

D.	Do not use any elevators

E.	Do not prop open doors to exit staircase

F.	Do not throw water on a grease fire

G.	Do not jump unless instructed by firemen or police

5.	Post Hyde Park has the following Fire Safety features:

38.	SPECIAL PROVISIONS:

•	For the Resident’s occupancy of the apartment under the initial term of this Agreement, the monthly rent amount specified in Paragraph 3 hereof reflects a credit equal to $31.00 off the market rent amount. This credit shall expire at the end of the initial term of this Agreement. If this lease is renewed or if the Resident otherwise remains in possession after the expiration of the initial term, Management may increase the monthly rental in effect during any extended term by giving Resident written notice thereof at least seventy-five (75) days before the date on which such monthly increase shall take effect.

•	However, should Resident, for any reason, fail to remain in occupancy during the entire initial term hereof, or should Resident otherwise fail fully to comply with any of terms and conditions hereof, then the conditional allowance of such credit shall be revoked and the entire sum of the previously allowed monthly credit shall become immediately due and payable as additional

☐ Initials,	I do not have a pet at this time. I completely understand the requirements for pets and the regulations that pet owners must follow. I agree to let management know if I obtain a pet and I will comply with all requirements of pet owners.

•	You acknowledge receipt of 2 swipe card(s), ID number(s) 123456, 123457, for opening the gate(s). You understand that replacement or additional cards are available for a fee of $25.00 per card.

•	You acknowledge receipt of I remote(s), ID numbers(s) 2589, at a fee of $50.00 for each remote, for opening the gate(s), as well as a copy of the Automatic Gate System instructions, if applicable. You understand that replacement or additional remotes are available for a fee of $50.00 per remote.

•	The gate is to be used by ONE CAR AT A TIME. Do not attempt to “tailgate” through the gate as it will lower and/or close after each car. This action would cause vehicle damage. Post is not liable for damage incurred in this manner.

•	Resident agrees to pay a $250 Transfer Fee upon transfer to another Post Apartment Home during the term of this lease. Resident must abide by other rules regarding transfers. In the event that the resident has had a concession during the term of the current lease, the entire amount of this conditional allowance shall become due and payable as additional rent in accordance with this agreement prior to the transfer.

•	SPECIAL STIPULATIONS: None.

☐ Initials	I have read and understand all of the special provisions listed above. I will comply with all guidelines as set forth in these provisions.

IN WITNESS WHEREOF, the parties hereto have caused these presents to be signed in person or by a person duly authorized the day and year written above.

/s/ JAMES MCNULTY
Accentia, Inc.

Witness

Witness

/s/ JAMES MCNULTY
James A. McNulty

Witness

Witness

Authorized Representative of Post Apartment Homes, L.P.

Witness

Witness